CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bio-Bridge Science, Inc.


We consent to the inclusion in foregoing Bio-Bridge Science, Inc. Registration Statement on Form SB-2 of our report dated February 28, 2005, relating to the consolidated financial statements of Bio-Bridge Science, Inc. and Subsidiaries (a development stage company) as of December 31, 2004 and for the years ended December 31, 2004 and 2003, and for the Period from February 11, 2002 (Inception) through December 31, 2004. We also consent to the reference to our firm under the caption "Experts."


/s/ WEINBERG & COMPANY, P.A.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
December 29, 2005